UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2015

CONTINENTAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32886	73-0767549
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 N. Broadway Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 234-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2013, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Continental Resources, Inc. (the “Company”) approved a cash bonus plan (the “CLR Bonus Plan”) that applies to certain employees of the Company, including the Company’s executive officers. The CLR Bonus Plan is designed to reward the Company’s employees for achieving annual performance and strategic goals. The CLR Bonus Plan provides for the annual payment of cash bonuses. A description of the CLR Bonus Plan is filed as Exhibit 10.1 to the Company’s Form 10-Q for the quarter ended March 31, 2013, filed with the Securities and Exchange Commission on May 8, 2013 (the “Plan Description”).

On March 20, 2015, the Compensation Committee approved a change to the factors used to set the size of the annual bonus pool in connection with the bonuses for 2015, which are expected to be paid in February of 2016, from the factors used to set the annual bonus pool in prior years. The newly approved factors include: production growth (weighted at 34%); net cash provided by operating activities (weighted at 33%); and proved developed finding and development cost per barrel of oil equivalent (“Boe”) (weighted at 33%). The newly approved factors replace the following factors: production growth (weighted at 40%); reserve growth (weighted at 35%); and adjusted earnings per share (weighted at 25%).

Other than as set forth above, the Plan Description remains unchanged. The Compensation Committee retains complete discretion to increase, decrease or leave the size of the annual bonus pool unchanged.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CONTINENTAL RESOURCES, INC.
(Registrant)

Date: March 26, 2015	By:	/s/ John D. Hart
John D. Hart
Senior Vice President, Chief Financial Officer and Treasurer

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